EXHIBIT 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4/A) and related Prospectus/Proxy Statement of Rurban Financial Corp. for the registration of its common shares to be issued to shareholders of Exchange Bancshares, Inc. in connection with the merger of Exchange Bancshares, Inc. into Rurban Financial Corp., and to the incorporation by reference therein of our report dated February 4, 2005, except for Note 17, as to which the date is June 28, 2005, with respect to the consolidated financial statements of Exchange Bancshares, Inc. for the fiscal years ended December 31, 2004 and 2003 included in its Annual Report (Form 10-KSB/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Clifton Gunderson LLP

Toledo, Ohio

August 31, 2005